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                                                                    Exhibit 2.1

                         AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of September 27, 1999, by and between HF Holdings, Inc., a Delaware corporation (the "Parent"), HF Acquisition, Inc., a Delaware corporation ("MergerSub") and Icon Health & Fitness, Inc., a Delaware corporation ("ICON").

      WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable and in the best interests of ICON and its stockholders to merge MergerSub with and into ICON (the "Merger") in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL") and pursuant to this Agreement and the Certificate of Merger attached hereto as Annex I and incorporated herein (the "Certificate");

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that MergerSub shall be merged with and into ICON, which shall be the corporation surviving the Merger, and that the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares shall be as follows:

                                    ARTICLE I
                                   THE MERGER

      (a) At the Effective Time (as defined below in Article VI), MergerSub shall be merged with and into ICON (the "Merger"), the separate existence of MergerSub shall cease, ICON shall continue as the surviving corporation and the Merger shall in all respects have the effects provided for by the DGCL. ICON, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

      (b) Prior to and after the Effective Time, Parent, ICON and MergerSub, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In the event that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of each of the Parent, ICON and MergerSub as of the Effective Time shall take all such further action.
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                                   ARTICLE II
                   TERMS OF CONVERSION AND EXCHANGE OF SHARES

At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

      (a) Each share of common stock, $.001 par value, of Merger Sub issued and outstanding immediately prior to the Merger ("MergerSub Common Stock") shall be converted into one share of common stock of the Surviving Corporation.

      (b) Each share of common stock, $.01 par value, of ICON issued and outstanding immediately prior to the Merger ("ICON Common Stock") shall be converted into, one outstanding share of common stock of Parent, $.001 par value.

                                   ARTICLE III
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

      From and after the Effective Time, and until thereafter amended as provided by law, the Certificate of Incorporation of ICON as in effect immediately prior to the Merger shall be and continue to be the Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the By-laws of ICON shall be and continue to be the By-laws of the Surviving Corporation until amended in accordance with law.

                                   ARTICLE IV
                             DIRECTORS AND OFFICERS

      The persons who are directors and officers of ICON immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the By-laws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the By-laws of the Surviving Corporation.


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                                    ARTICLE V
                            AMENDMENT AND TERMINATION

      The parties hereto by mutual consent of their respective Boards of Directors may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the stockholders of Parent, ICON or MergerSub; provided, however, that no such amendment, modification or supplement shall, in the sole judgment of the Board of Directors of ICON or MergerSub, as applicable, materially and adversely affect the rights of the stockholders of ICON or MergerSub, as applicable.

      This Agreement may be terminated and the Merger and other transactions herein provided for abandoned at any time, whether before or after approval of this Agreement by the stockholders of ICON or MergerSub, by action of the Board of Directors of either ICON or MergerSub if the Board of Directors for such corporation determines for any reason that the consummation of the transactions provided for herein would for any reason be inadvisable or not in the best interests of such corporation or its stockholders.

                                   ARTICLE VI
                          EFFECTIVE TIME OF THE MERGER

      Subject to the terms and conditions set forth in this Agreement, ICON shall cause the Certificate to be executed and thereafter delivered to the Secretary of State of Delaware for filing, as provided in Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate is filed as required by law with the Secretary of State of Delaware (the "Effective Time").

                                   ARTICLE VII
                                  MISCELLANEOUS

      This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.


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                                                    [Agreement & Plan of Merger]

      IN WITNESS WHEREOF, Parent, ICON and MergerSub, pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors, have each caused this Agreement and Plan of Merger to be executed by an authorized officer as of the date first written above by.

                                         HF HOLDINGS, INC.

                                         By: /s/ S. Fred Beck
                                            ------------------------------------


                                         ICON HEALTH & FITNESS, INC.

                                         By: /s/ S. Fred Beck
                                            ------------------------------------


                                         HF ACQUISITION, INC.

                                         By: /s/ S. Fred Beck
                                            ------------------------------------


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